Exhibit 99.1

HACKENSACK, NJ, December 11, 2012 – First Real Estate Investment Trust of New Jersey (“FREIT”) reported its operating results for the year and three months ended October 31, 2012. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS	Year Ended October 31, 2012	Three Months Ended October 31, 2012
* Net Income Per Share-Basic	$1.64	$1.22
* Dividends Per Share	$1.10	$0.20
* FFO Per Share-Basic	$1.66	$0.35
* FFO Payout	66.3%	57.1%
* Average Residential Occupancy	95.2%	93.7%
* Average Commercial Occupancy	83.7%	80.9%

RESULTS OF OPERATIONS

Year End Results:

Net Income attributable to common equity (“net income”) for the year ended October 31, 2012 (“Fiscal 2012”) was $11,351,000, or $1.64 per share, compared to $5,378,000, or $0.77 per share for the year ended October 31, 2011 (“Fiscal 2011”). Net income for Fiscal 2012 included $7,528,000 of net gains from the sale of real estate. Additionally, Fiscal 2012 included certain other items that affect comparability, which are listed in the Table below. Adjusting net income for the net gains from the sale of real estate and the other comparability items, net income for Fiscal 2012 was $4,346,000, or $0.63 per share compared to $5,095,000 or $0.73 per share for Fiscal 2011.

Funds From Operations (“FFO”) for Fiscal 2012 was $11,501,000, or $1.66 per share compared to $10,865,000, or $1.57 per share for Fiscal 2011.

Fourth Quarter Results

Net income for the quarter ended October 31, 2012 (“Current Quarter”) was $8,438,000, or $1.22 per share, compared to $1,535,000, or $0.22 per share for the quarter ended October 31, 2011 (“Prior Year’s Quarter”). Net income for the Current Quarter included $7,528,000 of net gains from the sale of real estate. Additionally, the Current Quarter included certain other items that affect comparability, which are listed in the Table below. Adjusting net income for the net gains from the sale of real estate and the other comparability items, net income for the Current Quarter was $932,000, or $0.14 per share compared to $1,459,000 or $0.21 per share for the Prior Year’s Quarter.

FFO for the Current Quarter was $2,426,000 or $0.35 per share compared to $3,061,000, or $0.44 per share for the Prior Year’s Quarter.

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Table of Revenue & Net Income Components

	Year Ended October 31,			Three Months Ended October 31,
	2012	2011	Change	2012	2011	Change
	(in thousands, except per share)			(in thousands, except per share)
Revenues:
Commercial properties	$23,398	$24,334	$(936)	$5,701	$6,297	$(596)

Residential properties	19,126	18,712	414	4,775	4,734	41
Total real estate revenues	42,524	43,046	(522)	10,476	11,031	(555)

Operating Expenses:
Commercial properties	9,526	9,561	(35)	2,286	2,363	(77)

Residential properties	8,666	8,091	575	2,260	2,169	91

General and administrative	1,624	1,543	81	344	353	(9)

Depreciation	6,186	6,070	116	1,586	1,538	48

Investment income	(173)	(101)	(72)	(93)	(23)	(70)

Financing costs	11,704	11,452	252	3,041	2,880	161

Net income attributable to noncontrolling interests in subsidiaries	(645)	(1,335)	690	(120)	(292)	172

Income from operations	4,346	5,095	(749)	932	1,459	(527)

Deferred project cost write-off , net of income relating to early lease termination	(776)	—	(776)	—	—	—

Income (loss) from discontinued operations	253	283	(30)	(22)	76	(98)

Gain on sale of discontinued operations (net of tax)	7,528	—	7,528	7,528	—	7,528

Net income attributable to common equity	$11,351	$5,378	$5,973	$8,438	$1,535	$6,903

Earnings per share - basic:
Income from operations	$0.63	$0.73	$(0.10)	$0.14	$0.21	$(0.07)
Deferred project cost write-off , net of lease termination fee	(0.11)	—	(0.11)	—	—	—
Discontinued operations	1.12	0.04	1.08	1.08	0.01	1.07
Net income attributable to common equity	$1.64	$0.77	$0.87	$1.22	$0.22	$1.00

Weighted average shares outstanding	6,942	6,942		6,942	6,942

Funds From Operations

Many consider FFO, which is a non-GAAP financial measure, as the standard measurement of a REIT’s performance. We compute FFO as follows:

	Year Ended October 31,		Three Months Ended October 31,
	2012	2011	2012	2011
	(In thousands, except per share)		(In thousands, except per share)
Net income	$11,996	$6,713	$8,558	$1,827
Depreciation	6,186	6,070	1,586	1,538
Amortization of deferred leasing costs	291	282	98	67
Deferred rents (Straight lining)	(17)	(242)	(11)	(80)
Amortization of acquired leases	2	25	7	7
Under market lease amortization re: Giant
lease termination	(1,344)	—	—	—
Project abandonment costs	3,726	—	—	—
Income from discontinued operations	(253)	(283)	22	(76)
Gain on sale of discontinued operations (net of tax)	(7,528)	—	(7,528)	—
Capital Improvements - Apartments	(723)	(433)	(216)	(99)
Distributions to noncontrolling interests	(835)	(1,267)	(90)	(123)
FFO	$11,501	$10,865	$2,426	$3,061
Per Share - Basic	$1.66	$1.57	$0.35	$0.44
Weighted Average Shares Outstanding	6,942	6,942	6,942	6,942

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FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and the FFO of other REITs may not be directly comparable.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $242 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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